Exhibit 10.89

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is made and entered into as of this 15th day of January, 2010 by and between Western Export Services, Inc., a Colorado, U.S.A. Corporation (“WES”), with its principal offices located at 140 E. 19th Avenue, Suite 201, Denver, Colorado  80203, and Royal Hawaiian Macadamia Nut, Inc., with its principal offices located at 26-238 Hawaii Belt Rd., Hilo, Hawaii 96720 (“Supplier”).  WES and Supplier are sometimes referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, Supplier manufactures and has the capability and/or ability to supply Macadamia Nuts (the “Product”) in the amounts agreed upon by the Parties; and

WHEREAS, WES has the capability to distribute and market the Product as a consumer product; and

WHEREAS, pursuant to the terms and conditions of this Agreement, WES desires to contract with Supplier for its supply of  the Product, and Supplier desires to undertake to supply WES, on a regular basis, in the Territory, as defined below;

WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties wish to develop and design a new brand of the Product, to be owned as set forth herein, and to be known as the “Brand”;

WHEREAS, WES, acknowledges that Supplier is the proprietor of several trademarks, formulas and manufacturing processes, and has obtained and maintains certain international certifications (the “Confidential Information”) required for the marketing, sale, contract manufacturing, exportation, packaging and distribution of the Product.

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated as a material part of this Agreement, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Basic Agreement.  Supplier hereby agrees to manufacture and supply WES with the Product in such quantities, sizes and packages as the Parties shall mutually agree.

2.                                        Brand development and ownership. The Parties shall mutually agree on the Brand name, logos, other trademarks and brand strategy to be used in marketing the products. Both Parties agree that the Brand shall be owned 80% by WES and 20% by Supplier. Any trademarks applied for shall reflect this dual ownership of the Brand. Both Parties agree to use their best efforts to develop and design the Brand, including shelf-ready packaging, flavors and labeling.  As used in this Agreement, “Brand” shall mean all rights attendant to the Brand, including the name, trademarks, marks, all associated rights, including goodwill of the business associated with and symbolized by the mark, registrations thereof, rights to sue for present or future infringements, or misappropriations; rights to use such trademarks as part of internet domain name or internet web site; and any and all other rights or interests associated with the trademarks. Product packaging shall include “by Royal Hawaiian ®”, the Supplier’s tradename, which shall continue to be owned 100% by the Supplier.

3.                                       Territory.  WES will have the exclusive right to sell the Branded Product worldwide (the “Territory”).  WES shall determine, in its discretion, in which countries or geographic regions it shall market the Product. Supplier shall have the right to sell the Branded Product in the United States, in those States or regions as mutually agreed by the Parties.

4.                                       Confidential Information. The Parties acknowledge that they each have been informed that it is the respective policy of each Party to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of each respective Party and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, trademarks, copyrights, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore and hereafter acquired, sold developed and/or used by the respective Party and its affiliates and (iii) the nature and terms of the respective Party’s and its affiliates’ relationships with its respective customers, clients, Suppliers, lenders, distributors, vendors, consultants, independent contractors and consultants. The Parties further acknowledge that such Confidential Information is of great value to each of them and their affiliates and, in and by reason and as a result of this Agreement, the Parties will be making use of, acquiring and/or adding to such Confidential Information.  Therefore, the Parties understand that it is reasonably necessary to protect their respective trade secrets, good will and business interests.  The Parties agree that they will not directly or indirectly (except where expressly authorized by the party owning the Confidential Information) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than the other party or its affiliates (hereinafter referred to collectively as “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by applicable law.  The Parties agree, as it relates to Third Parties, to hold in the strictest confidentiality all information regarding the Product at all times during the term of this Agreement and of any business dealings between the Parties, and for a term of three (3) years after termination hereof.

a.               Non-Solicitation. During the effectiveness of this Agreement and for a period of three years after its termination, Supplier shall not solicit, contract with, hire, do business with, enter into business relationships with, or the like, with any employees, agents, independent contractors, joint venturers, customers, of WES; provided, however, that Supplier shall not be prohibited from employing any person who contacts Supplier on his or her own initiative and without any direct or indirect solicitation by Supplier.  Further, during the effectiveness of this Agreement and for a period of three years after its termination, Supplier agrees that it shall make no effort to contact any customers, Suppliers, joint venturers, clients, introduced to Supplier by WES, in an effort to circumvent the relationships and agreements between WES and its customers, Suppliers, joint venturers and clients.

b.                                      Remedies.  The Parties acknowledge that any violation of any of the provisions of Section 4 will cause irreparable harm to the other party. Therefore, if either party violates, or threatens to violate, the provisions of Section 4, the Parties agree that, in addition to all other rights and remedies available, the offended party shall be entitled to the entry of a temporary restraining order, preliminary injunction and/or permanent injunction against the other by a court of competent jurisdiction, without the necessity of posting a bond, in order to prohibit the offender from further violating this Agreement.  The Parties hereby waive, with respect to any dispute under Section 4, any defense based upon the argument that the non-breaching party will not be irreparably harmed by a breach of Section 4 or that the non-breaching party has available to it an adequate remedy for damages.

5.                                       Relationship of the Parties.  WES shall perform all of its obligations hereunder by using its own assets and resources and making use of its own expertise and knowledge of the market. Thus, this Agreement shall not be construed, under applicable law, to create any employment, joint venture, partnership or principal-agent relationship between WES and Supplier, but the Parties shall always perform hereunder solely as independent contractors of each other. Neither party shall have any right or obligation to control the activities of the other party to this Agreement nor any conduct of any other party, including such party’s agents, in furtherance of this Agreement.

6.                                       Relative Duties of the Parties.

a.               Supplier’s Duties. Supplier shall be responsible for providing the following services or resources pursuant to this Agreement:

i.                  Produce the Product in the quantities mutually agreed upon by the Parties, as set forth below.

ii.               Assist WES with the design of the Product, including packaging.

iii.            Price the Product competitively at the prices set forth in Section 9, below.

iv.           Grow, cultivate and produce the Product at its sole expense, including packaging of the Product. The

Product shall be purchased by WES from Supplier on an ex factory basis.

v.              Furnish WES with any leads or inquiries received by Supplier concerning sales or potential sales of the Product in the Territory, except as otherwise agreed in writing.

vi.           Provide a continuous, commercially reasonable supply of the Product, as agreed upon between the Parties on an annual basis.  If Supplier is unable to supply the quantities required by this Agreement, Supplier agrees to provide to WES such amounts of the Product equal to WES’s pro rata share of the aggregate amount of Product supplied to all customers during the last twelve months.

b.              WES’s Duties.  WES shall be responsible for providing the following services or resources pursuant to this Agreement:

i.                  Using its best efforts to market, distribute and sell the Product in the Territory.

ii.               Purchasing the Product from Supplier pursuant to the terms of this Agreement.

iii.            Designing the Product, with the assistance of Supplier, including packaging.

iv.            Based upon the Parties’ determination of the priority of countries or jurisdictions in which to commence operations, using its best efforts to apply for, and obtain, registered trademark protection for the Brand in each jurisdiction of the Territory.

7.                                       Term and Termination.

a.                                       Term.  The Term of this Agreement shall be for an initial term of five (5) years, commencing on the date hereof.  If the Parties are in material compliance with the terms of this Agreement at the expiration of the initial term, and the Agreement is not otherwise terminated pursuant to this section five, the term shall be automatically extended for another five (5) year term.

b.                                      Termination for Material Breach.  WES shall have the right to terminate this Agreement upon 60 days’ written notice to Supplier, if Supplier commits a material breach of this Agreement. Likewise, Supplier shall have the right to terminate this Agreement upon 60 days’ written notice to WES, if WES commits a material breach of this Agreement.

c.                                       Mutual Agreement to Terminate.  The Agreement may be terminated upon the mutual written agreement of the Parties.

i.                  If the Parties mutually agree that Supplier, or its permitted assignee, shall buy WES’s 80% interest in the Brand, or WES to buy Supplier’s 20% interest in the Brand, the Parties shall follow the alternative valuation procedures as set forth in Section 8, as applicable, in order to establish the value of the Brand.

ii.              If the Parties mutually agree that WES’s  80% interest in the Brand shall be assigned to a third party, then the valuation procedures set forth in Section 8 shall apply and WES shall be entitled to the proceeds of any assignment of its interest in the Brand to the third party.  Supplier shall have first right of refusal to purchase WES’s 80% interest, upon the same terms as agreed upon with the third party.

iii.           If the Parties mutually agree that a third party shall be assigned the entire interests of Supplier and WES in the Brand, then the valuation procedures set forth in Section 8 shall apply, and the Parties shall be allocated their respective share of the proceeds after sale and assignment of the Brand to the third party.

d.                                      Termination upon Notice.  The Agreement may be terminated by either party, upon 90 days’ written notice given by one party to the other party before the end of the initial or extended term that it wishes to terminate the Agreement. In that event, at termination, the terminating party shall purchase the other party’s interest in the Brand, pursuant to the valuation procedures set forth in Section 8. In addition, the cost of any unused packaging, unsold product or unamortized start-up costs (so long as such start-up costs are amortized over a period not to exceed three years) shall be borne by the terminating party, unless grounds exist for termination for material breach under Section 7, b.

8.               Brand Valuation Procedures.

The fair market value of the Brand, as required to be determined by those instances in Section 7, shall be determined pursuant to the procedures set forth in this Section 8.  If valuation is required by a provision in Section 7, the following valuation procedure shall be employed if the Parties are unable or unwilling to determine a fair valuation by mutual agreement.

a.                                       Each party shall retain the services of a qualified appraiser of intellectual property rights to appraise the fair value of the Brand, and each party shall be responsible for paying the appraiser it selects.  If there is a difference between the appraisals of such two appraisers of fifteen percent (15%) or less of the highest such appraisal, the fair market value for the purposes of Section 7 shall be the average of the two appraisals.  If the difference between the appraisals is in excess of fifteen percent (15%), the two appraisers shall select a third qualified independent appraiser who shall also determine the fair market value of the Brand, and, in such event such fair market value for the purposes of Section 7 shall be the average of such three appraisals. The appraisals of each Party shall be conducted and disclosed to the other party no later than 30 days from the date that one of the Parties’ gives notice to the other that an event requiring valuation under Section 7 has occurred.  If one of the Parties fails to conduct an appraisal within the required 30 days, the other Party’s appraisal shall govern the valuation of the Brand under Section 7.  The fees and expenses of the third appraiser, if necessary, shall be paid equally by the Parties.  If either party fails to contribute the funds or the fees and expenses of the third appraiser, the appraisal of the appraiser hired by the other Party shall be determinative of the fair market value.

9.                                       Cost Allocation.  The Parties shall each bear the cost of those duties assigned to it as set forth in Section 6. Notwithstanding the allocation of duties set forth in Section 6, the costs of the following items shall be allocated as follows:

a.               Supplier.  Supplier shall be responsible for the cost of the following:

i.                  Initial design of Product for the Brand.  This includes design of a distinctive package, and shelf-ready carton and creation of different flavors.

ii.             Packaging costs.  Cost of the package and shelf-ready carton, and other packaging mutually agreed.

iii.          Trademarks.  Cost of trademark applications, renewals and protection in the U.S. and mutually agreed international markets.

iv.          Cost of MAP funds. The administrative costs for Market Access Promotion funds (MAP), namely 6% of the total cost of such funds, plus a $250 application fee on an annual basis.

b.              WES.  WES shall be responsible for the cost of the following:

i.                  Shipping costs from Supplier’s factory, on an Ex Factory basis.

ii.               Marketing.  WES shall pay for all costs of marketing the Product in the Territory, except as to Supplier’s sales and marketing efforts, as permitted under Sections 3 and 16.

iii.           Sales.  WES shall pay all costs associated with sales of the Product in the Territory, except as to Supplier’s sales and marketing efforts, as permitted under Sections 3 and 16.

10. Operating Plans. At least 90 days prior to the start of any calendar year, the Parties shall mutually develop an operating budget and marketing plan including a mutually agreed financial forecast of sales, cost of sales and cost of goods in reasonable detail. Failure to achieve 75% of the mutually agreed projected sales in any given year may be considered a material breach under Section 7, b.

11. Pricing.  Since Supplier owns 20% of the developed Brand, it will provide competitive prices of the Product, as shown in Attachment A.

Price rates will be kept unchanged for a term of one (1) year.  Any increase in the price rates shall be sufficiently supported in writing and the increase shall become effective only until expiration of a three-month notice period.

12. Payment. All payments for Product supplied hereunder shall be made in U.S. dollars, by means of a wire transfer to a bank account to be designated by Supplier to WES in writing. The payment terms will be mutually agreed between the Parties.

13. Standards. Supplier shall supply the Product in accordance with the written formulae, instructions, package specifications, shipping specifications, quality assurance standards and policies (the “Standards”) as reasonably set forth by WES.

14. Shipping.  Supplier shall ship the Product for delivery as per directions from WES.  Supplier shall use its best efforts to ensure that purchase orders submitted by WES will be supplied within the time frame specified in the purchase orders, and as mutually agreed.  Orders shall be shipped under Ex Factory basis unless otherwise agreed.

15. Trademarks; Brand Names. The Product shall be marketed under and shall bear such trademarks and/or Brand names as to be determined by WES in conjunction with Supplier.  The Brand, as defined above, shall be owned 80% by WES and 20% by Supplier.

16. Representations and Warranties of Supplier. Supplier represents and warrants to WES as follows:

a. Licenses, Permits and Consents.  The Supplier or its co-packers currently have all necessary or advisable licenses, permits, consents and/or approvals required to perform its obligations under this Agreement.

b. Pure Food Guarantee.  Supplier warrants and guarantees that its obligations hereunder shall be performed in full compliance with the United States Federal Food, Drug and Cosmetic Act (as amended the “Act”) and all applicable federal state and local laws, rules, regulations and guidelines.  Specifically, but not by way of limitation, Supplier warrants that all Product which is produced or packaged for WES, and all packaging and other materials which come in contact with such Product, will not at the time of shipment to WES or WES’s consignee be adulterated, contaminated or misbranded within the meaning of the Act or any other applicable federal, provincial, state or local law, rule or regulation, and that such Product, packaging and other materials will not constitute articles prohibited from introduction into interstate commerce under the provisions of Sections 301 (d), 404, 405 or 505 of the Act.

c.               Compliance.  Supplier and WES warrant that all Products shall be produced and packaged and all Product and Product Supplies shall be stored under sanitary conditions and in strict compliance with all applicable federal, state and local laws, rules, regulations and guidelines.  All Products shall be produced and packaged, and all Product and Product Supplies shall be stored, in strict compliance with the highest standards prescribed by the Good Manufacturing Practices regulations promulgated by the United States Food and Drug administration, including but not limited to those set forth in 21 C.F.R. Section 110 etc. seq., and any applicable Food and Drug Administration, United States Department of Agriculture and Food Safety and Quality Services guidelines and regulations, as well as the specifications, formulas, manufacturing process and quality control standards mutually agreed in writing.

i.                  Compliance with Health Regulations and Laws.  Supplier shall comply with all applicable health and safety regulations and laws concerning its manufacturing plant, workers and other facilities, and the production of the Product, for each governmental jurisdiction in the Territory.  Supplier shall furnish to WES health certificates from the applicable governmental authorities, upon request.

d.                                      Corporate Authority.  Supplier has the full power and authority (including full corporate power and authority) to enter into this Agreement and to perform all of its obligations hereunder.

e.                                       Performance of this Agreement.  Neither the execution nor the performance of this Agreement shall breach, cause a conflict with, or contravene any agreement, contract or understanding, whether oral or written, to which Supplier is a party.

17. Exclusivity. Supplier and WES expressly acknowledge and agree that this Agreement is executed on an exclusive basis and that Supplier shall not have the right to sell, distribute, market or offer the Product to any entity that is willing to acquire said Product in the Territory, except as mutually agreed in writing with WES.

18. Representations and Warranties of WES.

a. Corporate Authority.  WES has the full power and authority (including full corporate power and authority) to enter into this Agreement and to perform all of its obligations hereunder.

b. Performance of this Agreement.  Neither the execution nor the performance of this Agreement shall breach, cause a conflict with, or contravene any agreement, contract or understanding, whether oral or written, to which WES is a party.

c. Title; Risk of Loss.  All Products shall be shipped Ex Factory Supplier’s plant to WES’s designated destination. Supplier shall coordinate the forwarding, transportation and shipping of product with any company designated by WES.

19. Indemnification.

a. WES Indemnification.  WES agrees to indemnify, defend, save and hold Supplier and its shareholders, officers, directors, affiliates, agents and employees harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with any breach of WES’s representations to Supplier set forth in this Agreement.  WES shall defend Supplier against any claim or litigation in connection with any injury or damage covered by WES’s indemnification at WES’s expense with counsel reasonably acceptable to Supplier, or at the election of Supplier, shall reimburse Supplier for legal fees and other costs incurred in Supplier’s defense of any such claims or litigation. Supplier shall have the right to participate in the defense of any such claims or litigation and shall have the right to approve any settlement.

b. Supplier Indemnification.  Supplier agrees to indemnify, defend, save and hold WES harmless from and against any claim, demand, loss, damage, liability or expense (including reasonable attorneys’ fees) for bodily injury, death, property damage or other damage from whomsoever, including Suppliers’ employees, where such injury, death, or damages are caused by any ingredients or materials furnished by Supplier, or by the Product itself, or by any breach by Supplier of the representations and warranties to WES set forth above, or by any act or omission on the part of Supplier in violation of this Agreement or otherwise in the performance of its obligations hereunder.  Supplier shall defend WES against any claim or litigation in connection with any injury, death or damage covered by Supplier’s indemnification of WES at Suppliers expense with counsel reasonably acceptable to WES, or at the election of WES, shall reimburse WES for legal fees and other costs incurred in WES’s defense of any such claims or litigation.  WES shall have the right to participate in the defense of any such claims or litigation and shall have the right to approve any settlement.

20. Force Majeure.  Neither Party shall be liable to the other for any delay or failure to perform any of its obligations hereunder which delay or failure to perform is due to fires, storms, floods, earthquakes, acts of God, war, insurrection, riots, strikes, interruptions or diminution of the availability of materials, supplies, electric power, the failure of transportation, or governmental actions, orders or regulations or other matters beyond the control of such party.

21. Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, pledged or otherwise transferred by any party or Parties, whether by operation of law or otherwise, without the prior written consent of the other party or Parties, such assignment not to be unreasonably withheld; provided, however, that WES may assign its rights under this Agreement to any successor by merger or purchase of all or substantially all of WES’s assets, subject to the provisions set forth in Sections 5 and 6.

22. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile device or by electronic mail in PDF format shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile device or by electronic mail in PDF format also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

23. Entire Agreement.  This Agreement and its Exhibits contain the entire agreement of the Parties with respect to the subject matter contemplated by this Agreement. This Agreement and its Exhibits supersede all prior written and oral agreements, and all contemporaneous oral agreements, relating to the subject matter hereof.

24. Amendment. This Agreement shall not be amended, except in writing signed by both Parties hereto. Any other modification or amendment hereto shall be invalid unless it is executed by both Parties in writing.

25. Expenses.  Each party shall bear its own respective expenses in connection with this Agreement and with the undertakings contemplated hereby, except as otherwise set out in this Agreement.

26. Further Assurances.  The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to affect the intents and purposes of, this Agreement.

27. Dispute Resolution; Governing Laws and Jurisdiction. The parties agree to submit all disputes arising from or out of this Agreement to mediation and then, if necessary, to binding arbitration.  Mediation shall be conducted in any forum and in any method agreed upon by the parties.  If the parties cannot agree on the forum and method, the mediation shall be conducted by the American Arbitration Association pursuant to its Mediation Rules and Procedures then in effect.  The parties shall agree on the location for the mediation and if they cannot agree, the location shall be determined in the same manner as set forth below for the location of any arbitration hearing. If mediation is not successful and the dispute proceeds to binding arbitration, any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, or arising out of the business of the joint venture, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally resolved under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with the said Arbitration Rules.  The parties shall agree on the location for the arbitration and, if they cannot agree, the location of the hearing shall be determined as follows:  within 10 days from the date that one party notifies the other of the existence of a dispute, each party shall pick two suitable locations which are not located in Colorado or Hawaii, or within 200 miles thereof, and notify the other party.  With their selected locations, the party selecting the location shall provide its calculation of the distance from its principal office, with the basis of such calculation. The location of hearing will be the location determined to be the location furthest from the party who selected it. The arbitrator shall, in the Award, allocate all costs of the arbitration, including the fees of the arbitrator and the reasonable costs and attorneys’ fees of the prevailing party, against the party who did not prevail.  Judgment on the Award may be entered in any court having jurisdiction.  The Parties hereby irrevocably consent that the state and federal courts located in the City and County of Denver, Colorado (for awards entered in favor of WES or for WES to compel arbitration) and the Courts located in Hawaii, (for awards entered in favor of Supplier, or for Supplier to compel arbitration), shall have both subject matter and personal jurisdiction to enter such Award and to compel arbitration. For alleged violations of Section 4, the Parties may submit disputes to the United States Federal Court for the District of Colorado.

28. Insurance. Supplier or its co-packers will obtain and maintain an extended coverage insurance approved by the USFDA, to cover any damage to third Parties resulting from any legal action brought in connection with the manufacture of the Product. Supplier agrees to name WES as additional insured, in case of any occurrence.  In addition, Supplier, and/or its co-packers, agree to maintain during the effectiveness of this Agreement commercial and general liability insurance (including product defect coverage), in minimum amounts of $                             per occurrence for damage and/or injury to property. All policies of insurance maintained by Supplier shall cover Supplier’s employees, agents and independent contractors and shall include WES as an additional insured on a primary, non-contributory basis.

29. Notices.  Unless otherwise specifically provided in this Agreement, all notices, consents, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service, or facsimile device (with a copy sent by one of the foregoing means), charges prepaid (as applicable), to the appropriate address(es) or number(s) set forth below or to another address or number as to which any party may inform the others by giving five business days’ prior notice:

WES:	Attn.: David Cisneros
140 E. 19th Avenue, Suite 201
Denver, Colorado, U.S.A. 80203
Facsimile: (303) 302-5882
USA

Supplier:	Attn: Dennis J. Simonis
26-238 Hawaii Belt Rd.
Hilo, HI 96720

All Notices hereunder shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in its office), the records of the Person delivering the communication or a notice to the effect that the addressee refused to claim or accept the communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s facsimile machine showing that the communication was sent to the appropriate number on a specified date, if sent by facsimile.

30. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining portions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

31. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective heirs, successors and permitted assigns.

32. No Waiver.  The due performance or observance by the Parties of their respective obligations under this Agreement shall not be waived, and the rights and remedies of the Parties under this Agreement and the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any right or remedy.  The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of the waiver is sought, and any waiver shall be effective only to the extent specifically set forth in that writing.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

WES
Signature:	/s/ David Cisneros
Name:	David Cisneros
Title:	President

Supplier
Signature:	/s/ Dennis J. Simonis
Name:	Dennis J. Simonis
Title:	President

WITNESS		WITNESS

Signature:	/s/ Takashi Wakisaka	Signature:
Name:	Takashi Wakisaka	Name:

Exhibit A

Pricing

TO BE DETERMINED